Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Riot Blockchain, Inc. on Form S-3 (File No. 333-259039 and File No. 333-259212) and Form S-8 (File No. 333-261086, File No. 333-235355 and File No. 333-267567) of our report dated March 16, 2022, with respect to our audits of the consolidated financial statements of Riot Blockchain, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, and our report dated March 16, 2022 with respect to our audit of internal control over financial reporting of Riot Blockchain, Inc. and Subsidiaries as of December 31, 2021, which reports are included in this Annual Report on Amendment No. 2 to Form 10-K of Riot Blockchain, Inc. for the year ended December 31, 2021.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

November 23, 2022